                         MANAGEMENT CONSULTING AGREEMENT

This is an Agreement BETWEEN Equity Finance Holding Corporation, a Belize
Corporation that trades on the American Over-the-Counter Bulletin Board (OTCBB)
under the trading symbol EFHLF, [It has the required American resident shareholders to qualify, under the 1934 U. S. Securities Act, to qualify a company to become a reporting company to the U.S. Securities and Exchange
Commission (SEC) should a stock dividend be paid to its shareholders] which hereinafter shall be referred to as the Party of the First Part;

And International Technology Enterprise Ltd. a Belize Corporation, who shall be hereinafter referred to as the Party of the Second Part.

The Party of the First Part hereby agrees to arrange to take public, in the
United States, the Party of the Second Part by paying a stock dividend to its
914 shareholders. This stock dividend payment will require the Party of the
Second Part to be a "registered" company with the U.S. Securities and Exchange
Commission (SEC), as defined in Section 12 of the 1934 U.S. Securities Act.

The AGREEMENT is subject to the following terms and conditions:

1. That the Party of the Second Part has verified that Equity Finance Holding
Corporation of Belize, the Party of the First Part, is a public company, trading in the United States on the Over-the-Counter Bulletin Board (OTCBB) under the trading symbol EFHLF.

2. That the Party of the First Part will retain Mr. Barry Friedman of Las Vegas,
Nevada as their auditors for a GAAP audit.

3. That the Party of the First Part has warranted that the above auditor has had experience filing the necessary documents with the U.S. Securities and Exchange
Commission (SEC).

4. That the Party of the First Part has required that www.transferonline.com be the Party of the Second Part's Transfer Agent.

5. That the Party of the First Part agrees to assist the Party of the Second
Part with SEC comments on the Party of the Second Part's filing, should such help be requested.

6. That the Party of the First Part believes that they can arrange an Offshore
Private Placement for the Party of the Second Part's company. That this assurance is based upon the fact that the Party of the Second Part's public company is not a U.S. Domestic company. The underwriting would take place, after the Party of the Second Part's company began trading in the United States on the
Over-the-Counter Bulletin Board (OTCBB). The terms of such an offshore Private
Placement underwriting will be consistent with current practices of the National
Association of Securities Dealers (NASD). An agreement will be sought, relying upon the Party of the Second Part's SEC filing documents.

It is expected that the Offshore Private Placement underwriting would gross at least two million U.S. Dollars (US$2,000,000). It may be possible to arrange an underwriting up to U.S. ten million four hundred thousand U.S. Dollars
(US$10,400,000). The stock would be placed at three U. S. dollars and thirty-four cents (US$3.34) per share.

The Party of the Second Part would be required to list their public company on a
European Stock Exchange. The fee for this listing and resulting stock support program will be borne by the Offshore Underwriter. Then, payment for this
European Stock Exchange listing and the one-year stock support program will be deducted from the gross revenue of the Offshore Underwriting. This payment will be in the amount of one hundred and fifty thousand U. S. Dollars (US$150,000).

The Party of the Second Part will be required to Pool and Vault all insiders shares for a period of five years from the date of the Offshore Private
Placement underwriting. The Party of the Second Part shall be required to pay the costs to maintain and expand the European Stock Support program for the same five-year period. Such costs shall be at least one hundred and fifty thousand U.
S. Dollars (US$150,000) or 5% of the pretax profit of the company, whichever shall be greater.

7. The Party of the Second Part agrees to have 5,149,000 issued shares of their companies. Of this amount of issued shares, 514,900 shares shall be sold to
Equity Finance Holding Corporation (EFHLF). Equity Finance Holding Corporation
(EFHLF) shall pay Belize one cent (C$0.01) per share. It is the sale of the
514,900 shares of the Party of the Second Part's shares with the Party of the
First Part's decision to distribute these shares to their shareholders that requires registration with the SEC.

8. That the Party of the Second Part shall pay to the Party of the First Part the Sum of one hundred and forty-five thousand U.S. Dollars (US$145,000)

This payment shall be executed as follows:
     A. Payment with the Signing of this AGREEMENT: Thirty Thousand U.S. Dollars
     (US$75,000) per client company.  B. In the seven months following the signing of this AGREEMENT, The Party of the Second Part shall pay the Party of the First Part ten thousand U. S. Dollars (US$10,000) per month for each of the following seven months.  The sum being paid at the end of the eighth month being a total of $145,000 per client company.  Then shall the total payment be U.S. One hundred and forty-five thousand dollars (US $145,000).

9. The Party of the First Part has informed the Party of the Second Part that the Party of the Second Part will be rated by Moody's or S&P to trade in about thirty-eight States. The Party of the Second Part would be responsible for securing the rating in any State that does not recognize the Moody's or S&P
Rating.

10. The Party of the First Part has informed the Party of the Second Part that the cost of the basic 5,000 share certificates will be paid by the Party of the
First Part.

11. The Party of the First Part shall ensure that the Party of the Second Part shall receive a complete list of the shareholders' names and addresses by supplying the Party of the Second Part with a copy of the Equity Finance Holding
Corporation Shareholders' list for the date of the stock distribution of the
Party of the Second Part's shares to the registered shareholders of Equity
Finance Holding Corporation.

12. The Party of the Second Part agrees to supply at least forty-five (45)
clients to whoever is the Market Maker. These forty-five (45) or more clients will purchase at least forty-five thousand (45,000) shares of the Party of
Second Part's client companies stock on the open market within ninety days of the commencement of trading of the Party of the Second Part's shares on the
OTCBB.

13. Any disagreements arising from this AGREEMENT shall be resolved by the
Courts of Belize. The decision of the Courts of Belize shall be final, but monetary awards shall not exceed amounts expended by either party to this
AGREEMENT. Thus, the Party of the First Part's obligations to the Party of the
Second Part shall not exceed one hundred and forty-five thousand U. S. Dollars
(US$145,000) plus reasonable litigation costs.

14. The Party of the Second Part shall not issue additional stock nor register additional stock in its company for a period of twenty five (25) months from the date of its "Effective Letter," without the express written consent of the Party of the First Part.

15. It is agreed that from the first million dollars in the Offshore Private
Placement Financing, the Party of the Second Part may set aside One hundred and fifty two thousand U. S. Dollars (US$152,000) to cover the costs of this
Agreement.

16. Time is of the Essence in this Agreement.

Agreed to this 20th Day of September 2000

Party of the First Part - Signature

______________________________

Party of the First Part -  Typed name
Equity Finance Holding Corporation

Party of the Second Part - Signature

______________________________

Party of the First Part - Typed Name
International Technology Enterprises Ltd.